Exhibit 99.1

Deborah Kendric, Director of Corporate Communications                                11/21/06

dkendric@statebankofli.com                                                    (516) 495-5050
State Bancorp, Inc. Announces Restricted Stock Award

Jericho, N.Y., November 21, 2006 - State Bancorp, Inc., parent company of State Bank of Long Island, announced that the Company made a restricted stock award of 83,612 shares of the Company’s common stock to President and Chief Operating Officer, Thomas M. O’Brien.  The restricted stock award will vest in 20 equal quarterly installments commencing with the end of the first quarter in which employment commences subject to acceleration upon death, disability and termination without cause or termination by the reporting person with good reason. The restricted stock was granted under the terms of Mr. O’Brien’s employment agreement, a copy of which was filed as Exhibit 10(m) to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 7, 2006. A copy of the Restricted Stock Award Agreement was filed as Exhibit 10(m)(ii) to the Company’s Form 8-K/A filed with the Securities and Exchange Commission today.

State Bancorp's primary subsidiary, State Bank of Long Island, is the largest independent commercial bank headquartered in Nassau County. In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

State Bancorp, Inc. has a consistent track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

State Bancorp, Inc.'s common stock trades under the symbol STBC on the NASDAQ National Stock Market.